                  INDUSTRI-MATEMATIK INTERNATIONAL CORP.
                             AND SUBSIDIARIES

                     COMPUTATION OF PER SHARE EARNINGS
                 (in thousands, except per share figures)

                              SIX MONTHS ENDED        THREE MONTHS ENDED
                                  10/31/97                 10/31/97
                              ----------------        ------------------


Net income                    $ 3,820                   $ 3,190
                              =======                    ======
Weighted average number
 of shares outstanding         28,004                    28,244

Net effect of dilutive
 stock options based on
 the treasury method              699                       716
                              -------                    ------
Total                          28,703                    28,960
                              =======                    ======

Per share amounts:
Net income                    $  0.13                   $  0.11
                              =======                    ======